April 27, 2023

For Release:    Immediately
Refer to:    Jordan Bishop; jordan.bishop@lilly.com; (317) 473-5712 (Media)
Joe Fletcher; jfletcher@lilly.com; (317) 296-2884 (Investors)

Lilly Reports First-Quarter 2023 Financial Results, Highlights Continued Core Business Growth and Pipeline Momentum

•Revenue in Q1 2023 decreased 11% driven by a $1.47 billion decline in revenue from COVID-19 antibodies. Excluding COVID-19 antibodies, revenue in Q1 2023 increased 10%, driven by volume growth from Mounjaro, Trulicity, Verzenio and Jardiance.
•Pipeline progress included positive results in the tirzepatide Phase 3 SURMOUNT-2 study; FDA approval of an expanded indication for Verzenio; approval of mirikizumab in Japan; and regulatory submissions of tirzepatide for obesity in the EU and lebrikizumab for atopic dermatitis in Japan.
•New Products(i) contributed $573.6 million to revenue in Q1 2023, led by Mounjaro. Growth Products(ii) revenue increased 18% to $4.56 billion in Q1 2023, led by Verzenio, Trulicity, Jardiance and Taltz.
•Driven by the decline in COVID-19 antibodies revenue, Q1 2023 EPS decreased 29% to $1.49 on a reported basis and decreased 38% to $1.62 on a non-GAAP basis, both inclusive of $0.10 of acquired IPR&D.
•2023 reported EPS guidance raised $0.28 to be in the range of $8.18 to $8.38 and non-GAAP EPS guidance raised $0.30 to be in the range of $8.65 to $8.85.

(i) Lilly defines New Products as select products launched since 2022, which currently consist of Jaypirca and Mounjaro.

(ii) Lilly defines Growth Products as select products launched prior to 2022, which currently consist of Cyramza, Emgality, Jardiance, Olumiant, Retevmo, Taltz, Trulicity, Tyvyt and Verzenio.

INDIANAPOLIS, April 27, 2023 - Eli Lilly and Company (NYSE: LLY) today announced its financial results for the first quarter of 2023.

"Core business growth drove solid first-quarter financial results and a strong start for Lilly in 2023, which includes pipeline progress led by positive SURMOUNT-2 data for tirzepatide in obesity," said David A. Ricks, Lilly's chair and CEO. "We also announced important price reductions to make insulin more affordable and accessible for people with diabetes, as well as a significant investment in
Eli Lilly and Company | Lilly Corporate Center | Indianapolis, Indiana 46285 | U.S.A.

manufacturing facilities. It is an exciting year for Lilly and we look forward to delivering more medicines for unmet health needs to more people around the world."

Lilly has had numerous updates recently on key regulatory, clinical, business development and other events, including:
•The announcement that tirzepatide achieved superior weight loss and met both co-primary objectives and all key secondary objectives compared to placebo at 72 weeks in the Phase 3 SURMOUNT-2 study;
•The U.S. Food and Drug Administration's (FDA) approval of an expanded indication for Verzenio®, in combination with endocrine therapy, for the adjuvant treatment of adult patients with hormone receptor-positive, human epidermal growth factor receptor 2-negative, node-positive, early breast cancer at a high risk of recurrence;
•Price reductions of 70% for the company's most commonly prescribed insulins and an expansion of its Insulin Value Program that caps patient out-of-pocket costs at $35 or less per month;
•The FDA's issuance of a complete response letter for mirikizumab in ulcerative colitis, citing issues related to the proposed manufacturing of mirikizumab with no concerns about the clinical data package, safety or label;
•The FDA's acceptance of the supplemental New Drug Application for Jardiance® for children 10 years and older with type 2 diabetes;
•The announcement that the company will invest an additional $1.6 billion at its two new manufacturing sites in Indiana, bringing the company’s total commitment to $3.7 billion and up to 700 new jobs;
•The agreement to sell the rights of the olanzapine portfolio, including Zyprexa®, to Cheplapharm Arzneimittel GmbH for $1.05 billion in cash upon regulatory approval and successful closing of the transaction, with an additional $305 million in cash upon the one year anniversary of closing and milestone payments of up to $50 million.
•The agreement to sell the rights of Baqsimi® to Amphastar Pharmaceuticals, Inc. for $500 million in cash upon regulatory approval and successful closing of the transaction, with an

2

additional $125 million in cash upon the one year anniversary of closing and milestone payments of up to $450 million.
•The collaboration with International Agencies Ltd. to increase patient access and improve affordability for high-quality insulin for nearly one million people living with diabetes in Bangladesh by 2030.

For additional information on important public announcements, visit the news section of Lilly's website.

Financial Results

$ in millions, except per share data	First Quarter
	2023	2022	% Change
Revenue	$6,960.0	$7,810.0	(11)%

Net Income – Reported	1,344.9	1,902.9	(29)%
EPS – Reported	1.49	2.10	(29)%

Net Income – Non-GAAP	1,463.9	2,372.8	(38)%
EPS – Non-GAAP	1.62	2.62	(38)%

A discussion of the non-GAAP financial measures is included below under "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)."

First-Quarter Reported Results
In Q1 2023, worldwide revenue was $6.96 billion, a decrease of 11% compared with Q1 2022, driven by a 5% decrease due to lower realized prices, a 4% decrease due to lower volume, and a 2% decrease from the unfavorable impact of foreign exchange rates. The decline in volume was driven by $1.47 billion in revenue from COVID-19 antibodies in Q1 2022. Excluding COVID-19 antibodies, revenue in Q1 2023 increased 10% and total worldwide volume increased 18%. New Products contributed $573.6 million to revenue in Q1 2023. Growth Products revenue increased

3

18% to $4.56 billion in Q1 2023.

Revenue in the U.S. decreased 14% to $4.44 billion, driven by a 10% decrease in volume and a 5% decrease due to lower realized prices. The decline in volume was driven by $1.46 billion in revenue from COVID-19 antibodies in Q1 2022. Excluding revenue from COVID-19 antibodies, revenue in the U.S. increased 19%, primarily driven by volume from Mounjaro®, Trulicity® and Verzenio, partially offset by decreased volume from Alimta® due to the loss of patent exclusivity. The lower realized prices in the U.S. were primarily driven by Humalog® and Trulicity.

Revenue outside the U.S. decreased 4% to $2.52 billion, driven by a 6% decrease from the unfavorable impact of foreign exchange rates and a 5% decrease due to lower realized prices, partially offset by a 7% increase in volume. The lower realized prices were primarily driven by the impact of government pricing in China from the volume-based procurement (VBP) for Humalog. The increase in volume outside the U.S. was largely driven by Verzenio and Jardiance and, to a lesser extent, Taltz®, Trulicity and Mounjaro, partially offset by a decrease in Cialis® volume due to the Q1 2022 sales of the company's rights to Cialis in Taiwan and Saudi Arabia.

Gross margin decreased 7% to $5.33 billion in Q1 2023. Gross margin as a percent of revenue was 76.6%, an increase of 3.1 percentage points. The increase in gross margin percent was primarily driven by sales of COVID-19 antibodies in Q1 2022, partially offset by lower realized prices.

In Q1 2023, research and development expenses increased 23% to $1.99 billion, or 29% of revenue, primarily driven by higher development expenses for late-stage assets.

Marketing, selling and administrative expenses increased 12% to $1.75 billion in Q1 2023, primarily driven by costs associated with launches of new products and indications.

4

In Q1 2023, the company recognized acquired in-process research and development (IPR&D) charges of $105.0 million. In Q1 2022, the company recognized acquired IPR&D charges of $165.6 million, primarily related to a purchase of a Priority Review Voucher.

Other income (expense) was income of $35.7 million in Q1 2023 compared with expense of $350.7 million in Q1 2022. The increase in other income (expense) was primarily driven by net losses on investments in equity securities in Q1 2022.

The effective tax rate was 12.1% in Q1 2023 compared with 7.3% in Q1 2022. The effective tax rate in Q1 2023 reflects the tax impact of the new Puerto Rico tax regime, partially offset by a net discrete tax benefit. The effective tax rate in Q1 2022 reflected the favorable tax impact of net investment losses on equity securities.

In Q1 2023, net income and earnings per share (EPS) were $1.34 billion and $1.49, respectively, compared with $1.90 billion and $2.10 in Q1 2022. EPS in Q1 2023 was inclusive of $0.10 of acquired IPR&D, compared with $0.15 in Q1 2022.

First-Quarter Non-GAAP Measures
On a non-GAAP basis, Q1 2023 gross margin decreased 8% to $5.46 billion. Gross margin as a percent of revenue was 78.4%, an increase of 2.3 percentage points. The increase in gross margin percent was primarily driven by sales of COVID-19 antibodies in Q1 2022, partially offset by lower realized prices.

The effective tax rate on a non-GAAP basis was 12.8% in Q1 2023 compared with 10.3% in Q1 2022. The effective tax rate for Q1 2023 reflects the tax impact of the new Puerto Rico tax regime, partially offset by a net discrete tax benefit.

5

On a non-GAAP basis, Q1 2023 net income and EPS were $1.46 billion and $1.62, respectively, compared with $2.37 billion and $2.62 in Q1 2022. Non-GAAP EPS in Q1 2023 was inclusive of $0.10 of acquired IPR&D, compared with $0.15 in Q1 2022.

For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)" table later in this press release.

	First Quarter
	2023	2022	% Change
Earnings per share (reported)	$1.49	$2.10	(29)%
Amortization of intangible assets	.11	.18
Net losses on investments in equity securities	.02	.34
Earnings per share (non-GAAP)	$1.62	$2.62	(38)%
Numbers may not add due to rounding.

Acquired IPR&D	.10	.15	(33)%

6

Selected Revenue Highlights

(Dollars in millions)	First Quarter
Selected Products	2023	2022	% Change
Trulicity	$1,977.1	$1,741.3	14%
Verzenio	750.9	469.4	60%
Jardiance(a)	577.5	419.4	38%
Mounjaro	568.5	—	NM
Taltz	527.0	488.1	8%
Humalog(b)	460.9	618.2	(25)%
Cyramza®	236.8	230.3	3%
Olumiant®(c)	228.9	255.6	(10)%
Emgality®	154.3	149.3	3%
Tyvyt®	61.0	85.5	(29)%
Alimta	58.2	343.9	(83)%
Retevmo®	51.4	41.8	23%
COVID-19 antibodies(d)	—	1,469.8	(100)%

Total Revenue	6,960.0	7,810.0	(11)%

(a) Jardiance includes Glyxambi®, Synjardy® and Trijardy® XR
(b) Humalog includes Insulin Lispro
(c) Olumiant includes sales of baricitinib that were made pursuant to Emergency Use Authorization (EUA) or similar regulatory authorizations
(d) COVID-19 antibodies include sales for bamlanivimab administered alone, for bamlanivimab and etesevimab administered together, and for bebtelovimab, and were made pursuant to EUAs or similar regulatory authorizations
NM – not meaningful

7

Trulicity
For Q1 2023, worldwide Trulicity revenue was $1.98 billion, an increase of 14% compared with Q1 2022. U.S. revenue increased 18% to $1.55 billion, driven by increased demand and, to a lesser extent, wholesaler buying patterns, partially offset by lower realized prices driven by higher contracted rebates as well as unfavorable segment mix. Lilly experienced intermittent delays in fulfilling certain U.S. Trulicity orders in Q4 2022. These delays persisted through Q1 2023, but at a reduced level. Revenue outside the U.S. was $429.7 million, an increase of 1%, driven by increased volume, largely offset by the unfavorable impact of foreign exchange rates and lower realized prices. Actions to manage strong demand across the company's incretin portfolio, including measures to minimize existing patient impact in international markets, also affected volume.

Verzenio
For Q1 2023, worldwide Verzenio revenue increased 60% compared with Q1 2022 to $750.9 million. U.S. revenue was $461.1 million, an increase of 53%, driven by increased demand, partially offset by customer buying patterns. Revenue outside the U.S. was $289.8 million, an increase of 73%, driven by increased demand, partially offset by the unfavorable impact of foreign exchange rates and lower realized prices.

Jardiance
The company's worldwide Jardiance revenue for Q1 2023 was $577.5 million, an increase of 38% compared with Q1 2022. U.S. revenue increased 43% to $329.4 million, primarily driven by increased demand. Revenue outside the U.S. was $248.1 million, an increase of 31%, primarily driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates.

Jardiance is part of the company's alliance with Boehringer Ingelheim. Lilly reports as revenue royalties received on net sales of Jardiance.

8

Mounjaro
For Q1 2023, worldwide Mounjaro revenue was $568.5 million. U.S. revenue was $536.4 million. Mounjaro launched in the U.S. for the treatment of type 2 diabetes in June 2022.

Taltz
For Q1 2023, worldwide Taltz revenue increased 8% compared with Q1 2022 to $527.0 million. U.S. revenue increased 2% to $312.2 million, driven by increased demand, largely offset by lower realized prices. Revenue outside the U.S. increased 19% to $214.8 million, driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates.

Humalog
For Q1 2023, worldwide Humalog revenue decreased 25% compared with Q1 2022 to $460.9 million. U.S. revenue decreased 26% to $271.6 million, primarily driven by lower realized prices due to unfavorable segment mix. Revenue outside the U.S. decreased 24% to $189.3 million, primarily driven by lower realized prices due to the impact of VBP in China.

Olumiant
For Q1 2023, worldwide Olumiant revenue decreased 10% compared with Q1 2022 to $228.9 million. U.S. revenue decreased 41% to $42.3 million, driven by a decline in utilization for COVID-19 treatment, partially offset by increased utilization for the treatment of alopecia areata. Revenue outside the U.S. was $186.5 million, an increase of 1%, driven by increased volume, largely offset by a decline in utilization for COVID-19 treatment and the unfavorable impact of foreign exchange rates.

Emgality
For Q1 2023, Emgality generated worldwide revenue of $154.3 million, an increase of 3% compared with Q1 2022. U.S. revenue remained relatively flat as increased demand was offset by lower realized

9

prices. Revenue outside the U.S. was $45.6 million, an increase of 11%, primarily driven by increased volume.

2023 Financial Guidance
The company has updated certain elements of its 2023 financial guidance on both a reported and non-GAAP basis. Since announcing financial guidance in December 2022, the U.S. dollar has weakened against most major currencies and full-year guidance has been updated based on recent spot rates. Our guidance does not include the potential impacts of the pending business development transactions associated with the sales of the company's rights to both the olanzapine portfolio and Baqsimi.

Revenue guidance has been increased by $900 million to the range of $31.2 to $31.7 billion, driven by approximately $650 million associated with updates to foreign exchange rate assumptions, with the remainder attributable to underlying business performance.

Gross margin as a percent of revenue guidance remains unchanged on both a reported and non-GAAP basis at approximately 77% and 79%, respectively.

Marketing, selling and administrative expenses were increased by $100 million to reflect updated foreign exchange rate assumptions and are now expected to be in the range of $7.0 to $7.2 billion.

Research and development expenses were increased by $100 million driven by updated foreign exchange rate assumptions and progress within the late-stage portfolio, and are now expected to be in the range of $8.3 to $8.5 billion.

Acquired IPR&D of $105 million in Q1 2023 has also been incorporated into guidance.

Other income (expense) guidance remains unchanged at a range of ($200) to ($100) million of expense on both a reported and non-GAAP basis.

10

Based on these changes, EPS guidance has been increased to the range of $8.18 to $8.38 on a reported basis and $8.65 to $8.85 on a non-GAAP basis. The company's 2023 financial guidance reflects adjustments shown in the reconciliation table below.

2023 Expectations
Earnings per share (reported)	$8.18 to $8.38
Amortization of intangible assets	.45
Net losses on investments in equity securities	.02
Earnings per share (non-GAAP)	$8.65 to $8.85
Numbers may not add due to rounding

The following table summarizes the company's updated 2023 financial guidance:

2023 Guidance(1)
	Prior	Updated
Revenue	$30.3 to $30.8 billion	$31.2 to $31.7 billion

Gross Margin % of Revenue (reported)	Approx. 77%	Unchanged
Gross Margin % of Revenue (non-GAAP)	Approx. 79%	Unchanged

Marketing, Selling & Administrative	$6.9 to $7.1 billion	$7.0 to $7.2 billion

Research & Development	$8.2 to $8.4 billion	$8.3 to $8.5 billion

Acquired IPR&D	n/a	$105 million(2)

Other Income/(Expense)	$(200) to $(100) million	Unchanged

Tax Rate	Approx. 13%	Unchanged

Earnings per Share (reported)	$7.90 to $8.10	$8.18 to $8.38
Earnings per Share (non-GAAP)	$8.35 to $8.55	$8.65 to $8.85

(1) Non-GAAP guidance reflects adjustments presented in the earnings per share reconciliation table above.
(2) Guidance does not include acquired IPR&D either incurred, or that may potentially be incurred, after Q1 2023.

11

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the Q1 2023 financial results conference call through a link on Lilly's website at investor.lilly.com/webcasts-and-presentations. The conference call will begin at 10 a.m. Eastern time today and will be available for replay via the website.

Non-GAAP Financial Measures
Certain financial information for 2023 and 2022 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release. Related materials provide certain GAAP and non-GAAP figures excluding the impact of foreign exchange rates. Lilly recalculates current period figures on a constant currency basis by keeping constant the exchange rates from the base period. The company's 2023 financial guidance is provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company's business.

About Lilly
Lilly unites caring with discovery to create medicines that make life better for people around the world. We've been pioneering life-changing discoveries for nearly 150 years, and today our medicines help more than 47 million people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges, redefining diabetes care, treating obesity and curtailing its most devastating long-term effects, advancing the fight against Alzheimer's disease, providing solutions to some of the most debilitating immune system disorders, and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a

12

healthier world, we're motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/newsroom. F-LLY

Cautionary Statement Regarding Forward-Looking Statements
This press release contains management's current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "estimate", "project", "intend", "expect", "believe", "target", "anticipate" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated, including the significant costs and uncertainties in the pharmaceutical research and development process, including with respect to the timing and process of obtaining regulatory approvals; the impact and outcome of acquisitions and business development transactions and related costs; the expiration of intellectual property protection for certain of the company's products and competition from generic and/or biosimilar products; the company's ability to protect and enforce patents and other intellectual property; changes in patent law or regulations related to data package exclusivity; competitive developments affecting current products and the company's pipeline; market uptake of recently launched products; information technology system inadequacies, breaches, or operating failures; unauthorized access, disclosure, misappropriation, or compromise of confidential information or other data stored in the company's information technology systems, networks, and facilities, or those of third parties with whom the company shares its data; the impact of global macroeconomic conditions, trade disruptions, disputes, unrest, war, regional dependencies, or other costs, uncertainties and risks related to engaging in business globally; unexpected safety or efficacy concerns associated with the company's products; litigation, investigations, or other similar proceedings involving past, current, or future products or commercial activities as the company is largely self-insured; issues with product supply and regulatory approvals stemming from manufacturing difficulties, disruptions, or shortages, including as a result of unpredictability and variability in demand, labor shortages, third-party performance, quality, or regulatory actions related to our facilities; dependence on certain products for a significant percentage of our total revenue; reliance on third-party relationships and outsourcing arrangements; the impact of public health outbreaks, epidemics, or pandemics, such as the COVID-19 pandemic; regulatory changes or other developments; regulatory actions regarding operations and products; continued pricing pressures and the impact of actions of governmental and private payers affecting pricing of, reimbursement for, and access to pharmaceuticals; devaluations in foreign currency exchange rates or changes in interest rates and inflation; changes in tax law, tax rates, or events that differ from the company's assumptions related to tax positions; asset impairments and restructuring charges; changes in accounting and reporting standards promulgated by the Financial Accounting Standards Board and the Securities and Exchange Commission (SEC); regulatory compliance problems or government investigations; and actual or perceived deviation from environmental-, social-, or governance-related requirements or expectations. For additional information about the factors that could cause actual results or events to differ materially from forward-looking statements, please see the company's latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

    #    #    #

13

Alimta® (pemetrexed disodium, Lilly)
Baqsimi® (glucagon, Lilly)
Cyramza® (ramucirumab, Lilly)
Emgality® (galcanezumab-gnlm, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
JaypircaTM (pirtobrutinib, Lilly)
Mounjaro® (tirzepatide injection, Lilly)
Olumiant® (baricitinib, Lilly)
Retevmo® (selpercatinib, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trijardy® XR (empagliflozin/linagliptin/metformin hydrochloride extended release tablets, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Tyvyt® (sintilimab injection, Innovent)
Verzenio® (abemaciclib, Lilly)
Zyprexa® (olanzapine, Lilly)

Third-party trademarks used herein are trademarks of their respective owners.

14

Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended
	March 31,
	2023	2022	% Chg.

Revenue	$6,960.0	$7,810.0	(11)%

Cost of sales	1,626.7	2,072.1	(21)%
Research and development	1,985.1	1,610.1	23%
Marketing, selling and administrative	1,749.2	1,557.9	12%
Acquired IPR&D	105.0	165.6	(37)%

Operating income	1,494.0	2,404.3	(38)%

Net interest income (expense)	(68.6)	(77.9)
Net other income (expense)	104.3	(272.8)
Other income (expense)	35.7	(350.7)	NM

Income before income taxes	1,529.7	2,053.6	(26)%
Income tax expense	184.8	150.7	23%

Net income	$1,344.9	$1,902.9	(29)%

Earnings per share - diluted	$1.49	$2.10	(29)%

Dividends paid per share	$1.13	.98	15%
Weighted-average shares outstanding (thousands) - diluted	903,283	906,350
NM – not meaningful

15

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended March 31,
	2023	2022
Gross Margin - As Reported	$5,333.3	$5,737.9

Increase for excluded items:
Amortization of intangible assets (Cost of sales)(i)	125.8	204.6

Gross Margin - Non-GAAP	$5,459.1	$5,942.5

Gross Margin as a percent of revenue - As Reported	76.6%	73.5%
Gross Margin as a percent of revenue - Non-GAAP(ii)	78.4%	76.1%
Numbers may not add due to rounding.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Non-GAAP gross margin as a percent of revenue reflects the gross margin effects of the adjustments presented above.

	Three Months Ended March 31,
	2023	2022
Net Income - As Reported	$1,344.9	$1,902.9

Increase (decrease) for excluded items:
Amortization of intangible assets (Cost of sales)(i)	125.8	204.6
Net losses on investments in equity securities (Other income/expense)	22.6	388.4
Corresponding tax effects (Income taxes)	(29.4)	(123.1)

Net Income - Non-GAAP	$1,463.9	$2,372.8

Effective tax rate - As Reported	12.1%	7.3%
Effective tax rate - Non-GAAP(ii)	12.8%	10.3%
Earnings per share - As Reported	$1.49	$2.10
Earnings per share - Non-GAAP	$1.62	$2.62
Numbers may not add due to rounding.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Non-GAAP tax rate reflects the tax effects of the adjustments presented above.

16